Exhibit 99.01

Media Contact:

Edelman

Reagan Crossley

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Investor Contact:

The Blueshirt Group

Jennifer Jarman

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Immersion Corporation Reports Third Quarter 2011 Results

SAN JOSE, Calif., November 3, 2011 — Immersion Corporation (NASDAQ: IMMR), the leader in developing and licensing touch feedback technology (http://www.immersion.com/corporate/), today reported financial results for the third quarter and nine months ended September 30, 2011.

Total revenues for the third quarter of 2011 were $6.5 million, unchanged from the third quarter of 2010. Royalty and license revenues totaled $5.9 million for the third quarter of 2011, an increase of 14% as compared to $5.1 million for the same period last year.

Net loss for the third quarter of 2011 was $(1.4) million, or $(0.05) per share. This compares to net loss of $(1.1) million or $(0.04) per share, for the third quarter of 2010. Adjusted EBITDA for the third quarter of 2011 was $454,000, as compared to $428,000 in the third quarter of 2010.

“Third quarter revenues were weaker than anticipated due to softness in the medical and automotive lines of business,” said Immersion CEO Victor Viegas. “Licensing revenue during the quarter reflected double digit growth over the prior year. We added several new licensees and ecosystem partners and made continued progress in our engagements with the Android developer community, as well as mobile and tablet OEMs. This included achieving an important milestone with the launch of the first handset and tablet devices based on the MOTIV Development platform from a new customer.”

“We are also excited about our growing patent portfolio, which is opening up new opportunities for us,” continued Mr. Viegas. “Since the end of the second quarter, we have had thirty new patents issue, four of which are fundamental to the implementation of haptics on touchscreens. The issuance of these patents coincides with the continued proliferation of unlicensed haptic solutions, marking a yet untapped opportunity for Immersion. We look forward to updating our investors in future quarters on our efforts to monetize these patents.”

Revenues for the nine months ended September 30, 2011 were $22.9 million, as compared to $24.7 million for the nine month period ended September 30, 2010. Revenues for the nine months ended September 30, 2010 included product revenues of approximately $3 million in the medical line of business primarily related to product lines that were transferred to CAE, one of the company’s medical licensees, as well as revenue of $1 million primarily from the Gaming line of business related to true ups of royalty reports from prior periods. Net loss for the nine months ended September 30, 2011 was $(1.3) million, or $(0.05) per share, as compared to net loss of $(3.6) million, or $(0.13) per share, in the same period last year. Adjusted EBITDA for the first nine months of 2011 was $4.2 million, as compared to $2.8 million for the same period last year.

“Taking our results into account for the first nine months of the year, combined with current data from our customers, we are revising our outlook for fiscal 2011 and expect revenues to be in the range of $29.5 to $30.5 million. This is expected to result in a net loss of $(1.0) to $(2.0) million. Despite this near-term softness, we remain optimistic that the accelerating adoption of haptics by mobile OEMs and content providers, combined with the strengthening of our IP in fundamental haptic technologies, positions us well for future growth. Further underlying our confidence, we intend to more aggressively repurchase shares in the fourth quarter under our existing Stock Repurchase Program,” concluded Mr. Viegas.

As of September 30, 2011, Immersion’s cash, cash equivalents, and short-term investments were $63.5 million, compared to $61.2 million as of December 31, 2010.

Corporate Highlights

Immersion recently:

•

Saw the first devices launch in the market based on its MOTIV Development platform with new mobile licensee Fujitsu. The F-12C mobile phone and the ARROWS tablet also incorporate Immersion’s TouchSense 3000 software.

•

Secured new agreements with licensees of its technology for implementation into a wide variety of markets and applications. Licensees include Sirius XM Radio in the consumer market and MAKO Surgical in the robotic surgical market.

•

Continued to build out its network of haptics ecosystems partners, including: establishing a new partnership with Microchip; adding certified component providers including Analog Devices and Semtech; and collaborating on a reference design leveraging Texas Instrument’s driver devices for high-fidelity piezo actuators.

•	Saw additional applications designed by numerous third party developers that incorporate haptic effects by using Immersion’s MOTIV™ SDK.

•

Continued to strengthen and broaden its patent portfolio to include features that serve the foundation of today’s haptic user interfaces, including using haptics in a multitasking environment, within a touch screen GUI user interface and with expressive alerts, which associate distinct haptic effects to device alerts, such as calendar reminders or voice mail messages.

Conference Call Information

Immersion will host a conference call with company management on Thursday, November 3, 2011 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the third quarter ended September 30, 2011. To participate on the live call, analysts and investors should dial +1 877-941-1427 at least ten minutes prior to the start of the call. A replay of the call will be available until 11:59 p.m. Pacific time on November 10, 2011 by dialing +1 800-406-7325 and entering the passcode 4474507#. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ:IMMR) is the leading innovator in haptics technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving or performing a medical procedure; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 1200 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life.

Use of Non-GAAP Financial Measures

Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information because it is useful in understanding the company’s performance as it excludes non-cash and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding our expectations for fiscal 2011 revenues to be in the range of $29.5 to $30.5 million, the expectation as to our net income for the full year and other statements regarding future growth and our intellectual property.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, continued disruption in the markets for Immersion’s and its licensees’ products due to the recent earthquake and tsunami in Japan; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in transitioning to a pure IP licensing model and in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; potential restructuring charges; failure to retain key personnel; potential and actual claims and proceedings, including stockholder litigation; competition; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2010 and its most recent Quarterly Report on Form 10-Q, which are on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, MOTIV and TouchSense are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

###

Immersion Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30 2011	December 31, 2010
	(Unaudited)	(1)
ASSETS
Cash and cash equivalents	$14,509	$12,243
Short-term investments	48,979	48,961
Accounts and other receivables, net	779	815
Inventories	579	406
Deferred income taxes	342	342
Prepaid expenses and other current assets	704	3,821

Total current assets	65,892	66,588

Property and equipment, net	1,279	1,931
Intangibles and other assets, net	13,771	12,356

TOTAL ASSETS	$80,942	$80,875

LIABILITIES
Accounts payable	$550	$393
Accrued compensation	2,722	3,507
Other current liabilities	1,129	1,488
Deferred revenue and customer advances	4,459	4,429

Total current liabilities	8,860	9,817

Long-term deferred revenue	14,010	16,494
Deferred income tax liabilities	342	342
Other long-term liabilities	455	538

TOTAL LIABILITIES	23,667	27,191

STOCKHOLDERS’ EQUITY	57,275	53,684

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$80,942	$80,875

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Royalty and license	$5,875	$5,141	$20,110	$17,848
Product sales	345	1,217	1,892	6,035
Development contracts and other	275	189	943	848

Total revenues	6,495	6,547	22,945	24,731

Costs and expenses:
Cost of revenues	192	457	913	2,587
Sales and marketing	1,643	1,813	5,402	6,077
Research and development	2,183	2,007	6,525	6,473
General and administrative	3,195	3,008	9,367	11,808
Amortization and impairment of intangibles	324	211	1,016	650

Total costs and expenses	7,537	7,496	23,223	27,595

Operating Loss	(1,042)	(949)	(278)	(2,864)
Interest and other income	58	70	172	212

Loss from continuing operations before provision for income taxes	(984)	(879)	(106)	(2,652)
Provision for income taxes	(428)	(336)	(1,289)	(1,098)

Loss from continuing operations	(1,412)	(1,215)	(1,395)	(3,750)

Discontinued operations:
Gain on sales of discontinued operations	—	82	61	143

Net Loss	$(1,412)	$(1,133)	$(1,334)	$(3,607)

Basic and diluted net loss per share
Continuing operations	$(0.05)	$(0.04)	$(0.05)	$(0.13)
Discontinued operations	—	—	—	—

Total	$(0.05)	$(0.04)	$(0.05)	$(0.13)

Shares used in calculating basic and diluted net loss per share	28,918	28,134	28,595	28,087

Immersion Corporation

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
GAAP Net Loss	$(1,412)	$(1,133)	$(1,334)	$(3,607)

Interest and other income	(58)	(70)	(172)	(212)
Provision for income taxes	428	336	1,289	1,098
Depreciation and amortization	232	260	717	842
Amortization and impairment of intangibles	324	211	1,016	650
Stock-based compensation	940	896	2,705	2,430
Restatement costs	—	10	—	1,674
Restructuring costs and sale of business	—	—	—	42
Discontinued operations	—	(82)	(61)	(143)

Total adjustments	1,866	1,561	5,494	6,381

Adjusted EBITDA	$454	$428	$4,160	$2,774